AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among
WESTFORD ACQUISITION CORPORATION, a Delaware corporation
("Westford"), BAJA FOOD CONCEPTS, INC., a Florida corporation
("Baja") and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of Baja.

       Whereas, Westford wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding securities of Baja in a transaction intended to qualify as a reorganization within the meaning of Section368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

       Now, therefore, Westford, Baja, and the Shareholders adopt this plan of reorganization and agree as follows:

       1.      EXCHANGE OF STOCK

       1.1 Number of Shares. The Shareholders agree to transfer to Westford at the Closing (defined below) the number of shares of common stock of Baja, no par value per share, shown opposite their names in Exhibit A, in exchange for an aggregate of 4,300,000 shares of voting common stock of Westford, $.0001 par value per share.

       1.2 Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Baja common stock shall surrender such certificate(s) for cancellation to Westford, and shall receive in exchange a certificate or certificates representing the number of full shares of Westford common stock into which the shares of Baja common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Baja shares by the Shareholders shall be effected by the delivery to Westford at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

       1.3 Fractional Shares. Fractional shares of Westford common stock shall not be issued, but in lieu thereof Westford shall round up fractional shares to the next highest whole number.

       1.4 Change of Name. Immediately following the Closing, Westford shall change its name to South Beach Concepts, Inc. or such other name as may be available by filing with the Secretary of State of the State of Delaware a certificate of amendment to its Certificate of Incorporation.

       1.5 Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Westford may request in order more effectively to sell, transfer, and assign the transferred stock to Westford and to confirm Westford's title thereto.

       2.      EXCHANGE OF OTHER SECURITIES

       2.1 Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of Baja owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Westford.

       2.2 Ratio of Exchange. The securities of Baja owned by the Shareholders, and the relative securities of Westford for which they will be exchanged, are set out opposite their names in Exhibit A.

       2.3     Shares Outstanding.  Immediately following the
Closing, there will be issued and outstanding in Westford, 350,000 common shares issued to TPG Capital Corporation or an affiliate and 4,300,000 common shares issued to the shareholders of Baja.

       3. CLOSING. The Closing contemplated herein shall be held on April 15, 1999, at the principal offices of Westford, at 1504 R Street, NW, Washington, D.C. 20009, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

       Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

       4. UNEXCHANGED CERTIFICATES. Until surrendered, each outstanding certificate that prior to the Closing represented Baja common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Westford common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Baja common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

       5.      REPRESENTATIONS AND WARRANTIES OF BAJA

       Baja represents and warrants as follows:

       5.1 Corporate Status. Baja is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

       5.2 Capitalization. The authorized capital stock of Baja consists of 20,000,000 shares of common stock, no par value per share, of which 12,200,000 shares are issued and outstanding, all fully paid and nonassessable. There are no shares of preferred stock issued or authorized.

       5.3     Subsidiaries.  Baja has no subsidiaries.

       5.4 Financial Statements. The audited financial statements of Baja of December 31, 1998, or such other period as acceptable to Westford ("Baja's Financial Statements") furnished to Westford are correct and fairly present the financial condition of Baja as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

       5.5 Undisclosed Liabilities. Baja had no liabilities of any nature except to the extent reflected or reserved against in Baja's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Baja's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Baja's Financial Statements.

       5.6 Absence of Material Changes. Between the date of Baja's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Baja and delivered to Westford, (1) any changes in Baja's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Baja's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Baja's capital stock, or any direct or indirect redemption, purchase, or other Westford of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

       5.7 Litigation. There is no litigation or proceeding pending, or to Baja's knowledge threatened, against or relating to Baja, its properties or business, except as set forth in a list certified by the president of Baja and delivered to Westford.

       5.8 Contracts. Baja is not a party to any material contract other than those listed as attachment hereto.

       5.9 No Violation. Execution of this Agreement and performance by Baja hereunder has been duly authorized by all requisite corporate action on the part of Baja, and this Agreement constitutes a valid and binding obligation of Baja, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Baja is subject or by which Baja is bound.

       5.10 Taxes. Baja has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Baja has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Baja and are reflected in the financial statements furnished hereto.

       5.11 Title to Property. Baja has good and marketable title to all properties and assets, real and personal, reflected in Baja's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Baja's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

       5.12 Corporate Authority. Baja has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

       5.13 Access to Records. From the date of this Agreement to the Closing, Baja will (1) give to Westford and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Westford may inspect and audit them and (2) furnish such information concerning Baja's properties and affairs as Westford may reasonably request.

       5.14 Confidentiality. Until the Closing (and permanently if there is no Closing), Baja and the Shareholders will keep confidential any information which they obtain from Westford concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Baja and the Shareholders will return to Westford all written matter with respect to Westford obtained by them in connection with the negotiation or consummation of this Agreement.

       6.      REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

       The Shareholders, individually and separately, represent and warrant as follows:

       6.1 Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Baja shares which are listed in the attached schedule and which they have contracted to exchange.

       6.2 Litigation. There is no litigation or proceeding pending, or to each Shareholder's knowledge threatened, against or relating shares of Baja held by the Shareholders.

       7.      REPRESENTATIONS AND WARRANTIES OF WESTFORD

       The Westford represents and warrants as follows:

       7.1 Corporate Status. Westford is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

       7.2 Capitalization. The authorized capital stock of Westford consists of 100,000,000 shares of common stock, $0001 par value per share, of which 5,000,000 shares are issued and outstanding, all fully paid and nonassessable and no shares of non-designated preferred stock. There are no shares of preferred stock issued or authorized. Prior to the Closing, Westford will redeem 4,640,000 shares of its outstanding common stock from its current shareholders.

       7.3     Subsidiaries.  Westford has no subsidiaries.

       7.4 Public Company. Westford filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on August 27, 1998 registering its common stock.

       7.5 Public Filings. Westford has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

       7.6 Financial Statements. The audited financial statements of Westford of December 31, 1998 or such other period as acceptable Baja ("Westford's Financial Statements") furnished to Baja are correct and fairly present the financial condition of Westford as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

       7.7 Undisclosed Liabilities. Westford had no liabilities of any nature except to the extent reflected or reserved against in Westford's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Westford's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Westford's Financial Statements.

       7.8 Absence of Material Changes. Between the of Westford's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Westford and delivered to Baja, (1) any changes in Westford's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Westford's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Westford's capital stock, or any direct or indirect redemption, purchase, or other Westford of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

       7.9 Litigation. There is no litigation or proceeding pending, or to the Company's knowledge threatened, against or relating to Westford, its properties or business, except as set forth in a list certified by the president of Westford and delivered to Baja.

       7.10 Contracts. Westford is not a party to any material contract other than those listed as an attachment hereto.

       7.11 No Violation. Execution of this Agreement and performance by Westford hereunder has been duly authorized by all requisite corporate action on the part of Westford, and this Agreement constitutes a valid and binding obligation of Westford, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Westford is Subject or by which Westford is bound.

       7.12 Taxes. Westford has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Westford has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Westford and are reflected in the financial statements furnished hereto.

       7.13 Title to Property. Westford has good and marketable title to all properties and assets, real and personal, reflected in Westford's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Westford's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

       7.14 Corporate Authority. Westford has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

       7.15 Confidentiality. Until the Closing (and permanently if there is no Closing), Westford and its representatives will keep confidential any information which they obtain from Baja concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Westford will return to Baja all written matter with respect to Baja obtained by it in connection with the negotiation or consummation of this Agreement.

       7.16 Investment Intent. Westford is acquiring the Baja shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Westford has no commitment or present intention to liquidate Baja or to sell or otherwise dispose of its stock.

       8.      CONDUCT PENDING THE CLOSING

       Westford, Baja and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

       8.1 No change will be made in the charter documents, by-laws, or other corporate documents of Westford or Baja.

       8.2 This Agreement will be submitted for shareholder approval with a favorable recommendation by the Board of Directors of each of Baja and Westford and the Board of Directors of each will use its best efforts to obtain the requisite shareholder approval.

       8.3 Baja and Westford will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

       8.4 None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Baja shares of common stock owned by them.

       9.      CONDITIONS PRECEDENT TO OBLIGATION OF BAJA AND THE
SHAREHOLDERS

       Baja's and the Shareholder's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Baja or the Shareholders as appropriate:

       9.1 Westford's Representations and Warranties. The representations and warranties of Westford set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

       9.2 Westford's Covenants. Westford shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

       9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Westford.

       9.4 Supporting Documents of Westford. Westford shall have delivered to Baja and the Shareholders supporting documents in form and substance reasonably satisfactory to Baja and the Shareholders, to the effect that:

               (a) Westford is a corporation duly organized, validly existing, and in good standing;

               (b) Westford's authorized capital stock is as set forth herein;

               (c) Certified copies of the resolutions of the board of directors of Westford authorizing the execution of this Agreement and the consummation hereof;

               (d) Secretary's certificate of incumbency of the officers and directors of Westford;

               (e) Westford's Financial Statement and unaudited financial statement from January 1, 1998 to close of most recent fiscal quarter; and

               (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       10.     CONDITIONS PRECEDENT TO OBLIGATION OF WESTFORD

       Westford's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Westford:

       10.1 Baja's and the Shareholder's Representations and Warranties. The representations and warranties of Baja and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

       10.2 Baja's and the Shareholders' Covenants. Baja and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

       10.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Baja.

       10.4 Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of Baja.

       10.5 Supporting Documents of Baja. Baja shall have delivered to Westford supporting documents in form and substance reasonably satisfactory to Westford to the effect that:

               (a) Baja is a corporation duly organized, validly existing, and in good standing;

               (b) Baja's capital stock is as set forth herein;

               (c) Certified copies of the resolutions of the board of directors of Baja authorizing the execution of this Agreement and the consummation hereof;

               (d) Secretary's certificate of incumbency of the officers and directors of Baja;

               (e) Baja's Financial Statements and unaudited financial statements for the period from the date of the audited financial statements to the close of the most recent fiscal quarter; and

               (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       11.     INDEMNIFICATION

       11.1 Indemnification of Westford. Baja and the Shareholders severally (and not jointly) agree to indemnify Westford against any loss, damage, or expense (including reasonable attorney fees) suffered by Westford from (1) any breach by Baja or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Baja or the Shareholders herein; provided, however, that (a) Westford shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Westford shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Westford to the extent of insurance proceeds paid to, or tax benefits realizable by, Westford as a result of the event giving rise to such right to indemnification.

       11.2 Proportionate Liability. The liability of each Shareholder under this section shall be in the proportion that the total number of Westford shares to be received by him bears to the total number of Westford shares to be received by all the Shareholders and shall in no event exceed 25 percent of the value of the Westford shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

       11.3 Indemnification of Baja and the Shareholders. Westford agrees to indemnify Baja and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by Baja or by any of the Shareholders from (1) any breach by Westford of this Agreement or (2) any inaccuracy in or breach of any of Westford's representations, warranties, or covenants herein.

       11.4 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

       12. TERMINATION. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Baja, the Shareholders or Westford if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Baja, the Shareholders or Westford if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

       13. SHAREHOLDERS' REPRESENTATIVE. The Shareholders hereby irrevocably designate and appoint Thomas N. Burnham as their agent and attorney in fact ("Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Westford hereunder.

       14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Baja, the Shareholders and Westford set out herein shall survive the Closing.

       15.     ARBITRATION.

       SCOPE. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

       SITUS. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

       APPLICABLE LAW. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

       DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

       FINALITY AND FEES.  Any award or decision by the American
Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

       MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

       COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

       INTENTION. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

       16.     GENERAL PROVISIONS

       16.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

       16.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

       16.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

       16.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

       If to Westford, to:

       Westford Acquisition Corporation
       1504 R Street, N.W.
       Washington, DC 20009

       If to Baja, to

       Baja Food Concepts, Inc.
       5969 Cattleridge Boulevard
       Sarasota, Florida 34232

       If to the shareholders in care of the Shareholder
Representative, at

       Thomas N. Burnham
       5969 Cattleridge Boulevard
       Suite 201
       Sarasota, Florida 34232

       16.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

       16.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

       16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

       16.8 Effective Date. This effective date of this Agreement shall be April 14, 1999.


                            WESTFORD ACQUISITION CORPORATION


                            By    /s/ James M. Cassidy


                            BAJA FOOD CONCEPTS, INC.


                            By Thomas N. Burnham


                            BAJA FOOD CONCEPTS, INC.
                            SHAREHOLDERS:

                            /s/ Thomas N. Burnham

                           /s/ Texas International Group, Inc.

                           /s/ Mosby Investments, Inc.